Exhibit (b)(1)

Execution Version

JEFFERIES FINANCE LLC	HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC.
520 Madison Avenue New York, New York 10022	452 Fifth Avenue, 3rd Floor New York, New York 10018

February 9, 2015

PROJECT KINNECT

AMENDED AND RESTATED COMMITMENT LETTER

Lattice Semiconductor Corporation

5555 N.E. Moore Ct.

Hillsboro, Oregon 97124

Attention: Joe Bedewi, CFO

Re:    Acquisition of Silicon Image, Inc.

Ladies and Gentlemen:

Reference is made to the Commitment Letter (the “Prior Commitment Letter”), dated as of January 26, 2015, by and between Lattice Semiconductor Corporation, a Delaware corporation (the “Acquiror” or “you”) and Jefferies Finance LLC (“Jefferies Finance”). This Amended and Restated Commitment Letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”) by and between you, Jefferies Finance, HSBC Bank USA, N.A. and HSBC Securities (USA) Inc. (together, “HSBC” and collectively with Jefferies Finance, the “Commitment Parties” or “we” or “us”) amends, restates and supersedes and replaces in its entirety as of the date hereof the Prior Commitment Letter, and such Prior Commitment Letter shall be of no further force or effect.

You have advised us that you intend to acquire (the “Acquisition”) all of the issued and outstanding common shares of Silicon Image, Inc., a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”). We understand that the Acquisition will be effected by way of a tender offer followed by a merger (the “Merger”) whereby, among other things, (i) all of the issued and outstanding common shares of the Target will be transferred from the holders thereof to the Acquiror or a wholly-owned subsidiary of the Acquiror (“MergerCo”) in exchange for the cash consideration per share from the Acquiror or MergerCo pursuant to the Merger Agreement and (ii) the Target will become a direct or indirect wholly-owned subsidiary of the Acquiror (which, to the extent such subsidiary is not a direct domestic wholly-owned subsidiary of the Acquiror on the Closing Date, shall be further merged with and into (or shall contribute its U.S. assets to or shall become a direct wholly-owned domestic subsidiary of) the Borrower following the Closing Date in accordance with the Definitive Debt Documents). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (excluding fees, commissions and expenses) (the “Purchase Price”) will be financed from the following sources:

(i)  $350.0 million under a senior secured term loan facility having the terms set forth in Exhibit A hereto (the “Term Loan Facility”) and

(ii)  cash on hand of the Acquiror and its subsidiaries in a minimum amount of no less than $225.0 million (the “Equity Financing”); provided that any reduction in total cash consideration required to consummate the Acquisition under the Merger Agreement shall result in a corresponding reduction in the amount of the Equity Financing.

The transaction described in clause (i) above is referred to as the “Debt Financing” and, together with the Acquisition and the Merger and the payment of all related fees, commissions and expenses are collectively referred to as the “Transactions.” You and your subsidiaries (and following the Acquisition, the Target and its subsidiaries) are collectively referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letter (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.    The Commitments.

Jefferies Finance is pleased to inform you that it hereby commits, directly or through one or more of its affiliates, to provide $280.0 million of the Term Loan Facility. HSBC is pleased to inform you that it hereby commits, directly or through one or more of its affiliates, to provide $70.0 million of the Term Loan Facility. The commitments of Jefferies Finance and HSBC are several and not joint.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject to the conditions set forth in (i) this Commitment Letter and (ii) the amended and restated fee letter, dated the date hereof (the “Fee Letter” and, together with this Commitment Letter, the “Debt Financing Letters”), between you and us. The terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Term Loan Facility, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof, on Exhibit A to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” or on Exhibit B to this Commitment Letter. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

2.    Titles and Roles.  As consideration for the Commitments, you hereby agree that you hereby retain and will cause your affiliates to retain (a) Jefferies Finance or its designee to act as the sole administrative agent, sole collateral agent, joint book-runner, and joint lead arranger for you and your affiliates in connection with the Term Loan Facility and (b) HSBC or its designee to act as joint book-runner and joint lead arranger for you and your affiliates in connection with the Term Loan Facility.

It is further agreed that Jefferies Finance shall have “left side” designation and shall appear on the top left in any marketing materials or other documentation used in connection with the marketing of the Term Loan Facility and shall hold the leading role and responsibilities associated with such designation, including maintaining sole “physical books” and syndication rights in respect of the Term Loan Facility.

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No other agents, co-agents, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) shall be paid in connection with the Term Loan Facility, unless mutually agreed.

3.    Conditions Precedent.  The closing of the Term Loan Facility and the making of the initial loans thereunder on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) since September 30, 2014, there shall not have occurred or existed and be continuing as of immediately prior to the Closing Date, a Company Material Adverse Effect (as defined below); (ii) the Specified Merger Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), and (iii) the conditions referred to on Exhibit B to this Commitment Letter.

For purposes hereof, “Company Material Adverse Effect” shall mean any fact, circumstance, event, change, development, occurrence or effect that, individually or when taken together with all other such facts, circumstances, events, changes, developments, occurrences or effects that exist on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be or become materially adverse to the business, assets (including intangible assets), liabilities, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole; provided, however, that, for purposes of clause (i), none of the following, individually or in the aggregate, shall be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether a Company Material Adverse Effect has occurred, is reasonably likely to occur, or would reasonably be expected to occur:

(i)  any general economic, financial, political or business conditions, or credit or capital market conditions in the United States or elsewhere in the world (or changes in such conditions), to the extent that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(ii)  any conditions in the industry or industries in which the Company or its Subsidiaries conducts business (or changes in such conditions, including changes in the use, adoption or non-adoption of industry standards), to the extent that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(iii)  any changes after the date hereof in Laws or GAAP or the interpretations thereof applicable to the Company or any of its Subsidiaries (in which case only the disproportionate portion of such impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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(iv)  any changes in trading price of Company Shares or the trading volume of Company Shares or any failure to meet internal or published projections, estimates, or forecasts for revenue, bookings, earning or other financial performance or results of operations for any period and any resulting analyst downgrade of the Company’s securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Company Material Adverse Effect;

(v)  any event, change, development or occurrence to the extent resulting from the execution, announcement or pendency or consummation of this Agreement or the transactions contemplated herein (including the Offer and the Merger) (including the identity of Parent), including any Legal Proceedings, departures of officers or employees, changes in relationships with suppliers, licensees, licensors or customers or other business relations to the extent resulting therefrom;

(vi)  any event, change, development or occurrence to the extent resulting from any action required to be taken by the Company pursuant to this Agreement or at the written request of Parent;

(vii)  any event, change, development or occurrence to the extent resulting from any force majeure event, including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, epidemics, quarantine restrictions or other natural disasters or weather conditions in the United States or elsewhere in the world, to the extent that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(viii)  any national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate; and

(ix)  any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty, including by members of the Company Board or any Company officer or alleged misrepresentation in public disclosure.

For purposes of the foregoing definition of Company Material Adverse Effect, capitalized terms used therein shall have the meanings assigned to such terms in the Merger Agreement.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other agreements relating to the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Loan Facility and the making of the initial loans on the Closing Date shall be (A) such of the representations and warranties made by the Acquired Business in the Merger Agreement as are material to the interests of the Lenders or the Lead Arrangers, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto) (collectively, the

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“Specified Merger Agreement Representations”) and (B) the Specified Representations and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Term Loan Facility and the making of the initial loans on the Closing Date if the conditions expressly set forth herein and in the Term Sheet are satisfied (it being understood that, to the extent any insurance certificates or Collateral (including the creation or perfection of any security interest) (other than to the extent that a lien on any such Collateral may be perfected (I) by the filing of a financing statement under the Uniform Commercial Code, (II) by the delivery of stock certificates of Borrower’s domestic subsidiaries (including Target and its domestic subsidiaries other than the Consortia Subsidiaries (as defined on Exhibit A)) together with undated stock powers executed in blank or (III) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the provision and/or the perfection of such Collateral or insurance certificates shall not constitute a condition precedent to the availability of the Term Loan Facility and the making of the initial loans on the Closing Date, but shall be required to be provided or perfected after the Closing Date by such date as may be mutually agreed (and in any event within 90 days following the Closing Date unless otherwise agreed to by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents) of the Credit Parties (as defined on Exhibit A), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents (subject to the limitations set forth in the immediately preceding sentence), solvency of the Acquiror and its subsidiaries on a consolidated basis on the Closing Date (with such representation to be consistent with the representation set forth in Exhibit C hereto), no conflicts of the Definitive Debt Documents with charter documents or material laws, Federal Reserve margin regulations, the Patriot Act, OFAC, FCPA, the Investment Company Act, and, subject to customary permitted liens to be mutually agreed upon and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests. This Section 3 shall be referred to herein as the “Certain Funds Provision”. We agree that notwithstanding anything else in the Debt Financing Letters to the contrary, we will fund the Term Loan Facility on the Closing Date so long as the conditions precedent in this Section 3 and in Exhibit B attached to this Commitment Letter have been satisfied.

4.    Syndication.

(a)  We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include us and our affiliates) identified by us in consultation with you (collectively, the “Lenders”); provided that no assignment of any part of our Commitments prior to the Closing Date will reduce or relieve us of our obligation to fund on the Closing Date such portion of the Commitment to the extent any Lender fails to fund such portion of the Commitments on the Closing Date; provided, further, that unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to the Commitments in respect of the Term Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. Jefferies Finance will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, and the amount and distribution of fees. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections

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(defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information. It is understood and agreed that the syndication of any part of the Term Loan Facility is not a condition to the funding of the Term Loan Facility.

(b)  We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, and you agree to (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to) assist us actively to complete a timely syndication that is reasonably satisfactory to us until the date that is the earlier of (i) 90 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”). Such assistance shall include:

(i)  using commercially reasonable efforts to ensure that our syndication efforts benefit materially from your existing lending and investment banking relationships,

(ii)  direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Lenders, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand),

(iii)  your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to assist) in the prompt preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”),

(iv)  your using commercially reasonable efforts to obtain a monitored public corporate rating and a monitored public corporate family rating for the Acquiror from each of Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and monitored public facility ratings from each of S&P and Moody’s for the Term Loan Facility, and

(v)  the hosting, with us, of meetings with prospective Lenders at such times and in such places as mutually agreed.

(c)  You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company or any of its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). Unless specifically labeled “Public” the Materials will be deemed to contain Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” You agree to identify Materials that contain only Public Information and that if also labelled “Public”, the Lead Arrangers may distribute the Materials as only containing Public Information. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final

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Definitive Debt Documents with respect to the Term Loan Facility that you have had a reasonable opportunity to review, (ii) administrative materials prepared by us for prospective Lenders (including lender meeting invitations, Lender allocations, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Term Loan Facility.

(d)  You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination. You further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

(e)  Notwithstanding anything to the contrary herein, the Term Loan Facility and the making of the initial loans on the Closing Date shall not be conditioned on the syndication of the Commitments or of any loans under the Definitive Debt Documents, or on your performance of your obligations set forth in this Section 4.

5.    Information.  You represent, warrant and covenant that (and, with respect to the Target and its subsidiaries, to your knowledge that):

(a)  all written information and data other than the Projections and information of a general economic or industry-specific nature (including the Materials, the “Information”) that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives is or will be, when furnished, complete and correct in all material respects,

(b)  none of the Information shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

(c)  all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquiror, unless stated otherwise in the Projections and (ii) assumptions believed by you in good faith to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

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You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or those of the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates and (ii) provide us full access, as reasonably requested, to your respective officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

6.    Clear Market.  You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved, provided such date shall not be earlier than the Closing Date, and (b) the date that is 90 days after the Closing Date, you will not, and you will not permit the Acquired Business or any of your or its respective subsidiaries to, directly or indirectly, syndicate, place, sell or issue, or offer to syndicate, place, sell or issue, any debt facility or debt security of you, the Acquired Business or any of your or its respective affiliates (other than the Debt Financing contemplated hereby), including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

7.    Fees and Expenses.  As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees and reasonable and documented out-of-pocket expenses and other amounts set forth in the Debt Financing Letters.

8.     Indemnification and Waivers.  As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

9.    Confidentiality.  This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or the Fee Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential basis and only in connection with the Transactions, (c) the existence and the contents of this Commitment Letter (but not the Fee Letter) may be disclosed to rating agencies in connection with their review of the Term Loan Facility or the Company, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Term Loan Facility, (e) this Commitment Letter or the existence and contents of this Commitment Letter (but not the Fee Letter) may be included in customary public disclosures, including on Form 8-K and Schedule TO to the extent determined by you in good faith to be required by applicable law, (f) this Commitment Letter (but not the Fee Letter other than to the extent redacted in a manner satisfactory to us) may be disclosed to the Acquired Business and its shareholders, officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in

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connection with the Transactions, (g) the existence and contents of this Commitment Letter (but not the Fee Letter) may be disclosed by the Acquired Business to the extent determined by the Acquired Business in good faith to be required by applicable law and (h) in connection with the enforcement of your rights under the Debt Financing Letters. You may also disclose the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any customary disclosure regarding the Term Loan Facility not prohibited by this Section 9.

We shall use all nonpublic information received by us in connection with the Debt Financing Letters and the Transactions and the existence and terms of the Term Loan Facility solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties or any of their affiliates from disclosing such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we or our applicable affiliate shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates (in which we or such affiliate shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals, advisors and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our affiliates (and such affiliates’ Representatives) (provided that any such affiliate is advised of its obligation to retain such information as confidential, and we shall be responsible for our affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Acquired Business or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the enforcement of our rights under the Debt Financing Letters; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter or (ii) upon execution of the Definitive Debt Documents (in which case, the confidentiality provisions thereof shall govern).

10.    Conflicts of Interest.  You acknowledge and agree that:

(a)  we and/or our affiliates and subsidiaries (the “Arranger Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Arranger Group,

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(b)   we and any other member of the Arranger Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Arranger Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Arranger Group in performing services or providing advice to any Third Party. Nothing in this Section 10 or elsewhere in the Debt Financing Letters, however, effects our obligations under Section 9 of this Commitment Letter. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Arranger Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c)   information that is held elsewhere within us or the Arranger Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d)   neither we nor any other member of the Arranger Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e)  (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations to you expressly provided for under the Debt Financing Letters and that certain Engagement Letter, dated as of November 14, 2014 between you and Jefferies LLC, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Arranger Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

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(f)  neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.     Choice of Law; Jurisdiction; Waivers.  The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether in contract or tort), shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12.    Miscellaneous.

(a)  This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b)  You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders; provided that no assignment of any part of our Commitments prior to the Closing Date will reduce or relieve us of our obligation to fund on the Closing Date such portion of the Commitments to the extent any Lender fails to fund such portion of the Commitments on the Closing Date; provided, further, that unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to the Commitments in respect of the Term Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you, and the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters, in each case subject to Section 9 of this Commitment Letter.

11

(c)  This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d)  The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)  You agree that we or any of our affiliates may disclose information about the Transactions that is Public Information to market data collectors and similar service providers to the financing community.

(f)  We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13.    Amendment; Waiver.  This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14.    Surviving Provisions.  Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 6 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions until the earlier of the date on which a Successful Syndication has been achieved and the date that is 90 dates after the Closing Date.

15.    Acceptance, Expiration and Termination.  Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on February 9, 2015 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Merger Agreement

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without consummation of the Acquisition, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on July 27, 2015.

[Remainder of page intentionally blank]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye Title: Managing Director
HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name: Richard Jackson Title: Global Head of LAF
HSBC BANK USA, N.A.

By:	/s/ Richard Jackson
Name: Richard Jackson Title: Global Head of LAF

14

Accepted and agreed to as of the

date first above written:

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Byron Milstead
Name: Byron W. Milstead Title: Corporate Vice President & General Counsel

15

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

The Acquiror (“you”) hereby agrees (i) to indemnify and hold harmless Jefferies Finance, HSBC (collectively, “we” or “us” or the “Lead Arrangers”), the Commitment Parties in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies LLC) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person upon demand at any time and from time to time for all documented out-of-pocket legal (but limited to one counsel for all indemnified persons as a whole and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected indemnified persons as a whole, and if necessary one regulatory counsel, and one local counsel in any relevant material jurisdiction) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that such Loss (i) resulted from the gross negligence or willful misconduct of an indemnified person (or any of its related persons), (ii) arose from a material breach of the obligations of an indemnified person (or its related party) under the Debt Financing Letter (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arose out of any Claim that did not involve an act or omission by you or your affiliates and that is brought by an indemnified person against another indemnified person, provided that the Administrative Agent, the Collateral Agent, the Lead Arrangers and any other agents or arrangers will remain indemnified in such cases to the extent acting in such capacities so long as they are otherwise entitled to indemnification under the Commitment Letter. In addition, in no event will any indemnified person or you or any of your officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise except, in your case, to the extent that any such damages are required to be paid to a third party and are indemnified by you pursuant to the provisions of this Annex A, and in the indemnified person’s case, to the extent that any such damages are required to be paid by you to a third party. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or

Annex A-1

other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent such damages arise from the gross negligence or willful misconduct of an indemnified person (or any of its related persons) (as determined by a court of competent jurisdiction in a final and non-appealable decision).

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other indemnified person from which such indemnified person could have sought indemnification or contribution have given their prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim. You shall not be liable for any settlement of any Claim effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a judgment against an indemnified person with respect to any such Claim, you agree to indemnify and hold harmless each indemnified person in the manner set forth in the immediately preceding paragraph.

In case any Claim is made or brought involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the Claim; provided that the failure to so notify you will not relieve you from any liability you may have to such indemnified person except to the extent you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Claim, and, upon such election, you will not be liable for any legal costs subsequently incurred by such indemnified person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such indemnified person in a timely manner, (ii) counsel provided by you reasonably determines its representation of such indemnified person would present it with a conflict of interest or (iii) the indemnified person reasonably determines there are actual conflicts of interest between you and the indemnified person.

If for any reason (other than the gross negligence or willful misconduct of an indemnified person as determined above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us pursuant to the Fee Letter except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Losses resulted from the gross negligence or willful misconduct of such indemnified person (or any of its related persons). For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us under the Fee Letter and (ii) the relative fault of you, on the one

Annex A-2

hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the “Acquiror Group”) or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

In addition, subject to the other terms above, you shall reimburse the indemnified persons for all documented out-of-pocket expenses (including fees and expenses of external counsel), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you (other than a Claim related to a breach of an indemnified persons obligations under the Debt Financing Letters), any of your affiliates or a third party. Notwithstanding the foregoing, reimbursement will be limited to one counsel for all indemnified persons as a whole and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected indemnified persons as a whole, and if the necessary one regulatory counsel, and one local counsel in any relevant material jurisdiction. In addition, each indemnified person shall refund all amounts reimbursed if it is found that the indemnified person was not entitled to indemnification.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

Annex A-3

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF FACILITIES

Set forth below is a summary of certain of the terms of the Term Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

	Borrower	Lattice Semiconductor Corporation, a Delaware corporation (the “Borrower”).

	Guarantors	Each direct and indirect subsidiary of the Borrower (including the Acquired Business, but excluding (i) Unrestricted Subsidiaries (as defined below), (ii) any subsidiary (x) that is a “controlled foreign corporation” within the meaning of section 957 of the United States Tax Code of 1986, as amended (a “CFC”), to the extent making such CFC a guarantor would result in adverse tax consequences to the Borrower (as determined in good faith by the Borrower) or (y) that is a domestic subsidiary of a CFC), (iii) immaterial subsidiaries reasonably agreed upon by the Lead Arrangers and (iv) special purpose subsidiaries of the Borrower existing primarily to perform customary agency, fiduciary and/or marketing related functions in respect of the intellectual property consortia (but only for so long as such entities act solely in such capacities), which on the Closing Date shall consist of HDMI Licensing, LLC, MHI, LLC and WirelessHD, LLC (collectively, the “Consortia Subsidiaries”) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

	Joint Lead Arrangers and Joint Book Runners	Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its affiliates and HSBC Securities USA Inc. and/or on or more of its affiliates (collectively in such capacities, the “Lead Arrangers”). The Lead Arrangers will perform the duties customarily associated with such role.

	Administrative Agent	Jefferies Finance and/or one or more of its affiliates (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

	Collateral Agent	Jefferies Finance and/or one or more of its affiliates (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Exhibit A-1

	Lenders	A syndicate of banks, financial institutions and other entities (which may include Jefferies Finance and HSBC Bank USA, N.A.) (collectively, the “Lenders”) identified by Jefferies Finance in consultation with the Borrower.

	Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

	Definitive Debt Documents	The definitive documentation governing or evidencing the Term Loan Facility (collectively, the “Definitive Debt Documents”).

	Unrestricted Subsidiaries	So long as no event of default under the Term Loan Facility exists or would result therefrom, the Borrower will be permitted to (i) designate any subsequently acquired or organized subsidiary as an “unrestricted subsidiary” (an “Unrestricted Subsidiary”), subject to limitations to be agreed and in any event, including (x) compliance with the limitations on investments negative covenant and (y) a requirement that the aggregate Consolidated EBITDA (to be defined in a manner to be mutually agreed) of all Unrestricted Subsidiaries shall not at any time exceed 10% of Consolidated EBITDA for the Borrower and its subsidiaries (including Unrestricted Subsidiaries) at such time, and (ii) re-designate any Unrestricted Subsidiary as a restricted subsidiary (subject to compliance of such restricted subsidiary with the covenants in respect of any liens, debt and investments); provided that no subsidiary may be designated as an Unrestricted Subsidiary more than once. Unrestricted Subsidiaries will not be subject to the affirmative or negative covenants, representations and warranties, or events of default and other provisions of the Definitive Debt Documents applicable to the Borrower and its other subsidiaries and the cash held by, results of operations, indebtedness and interest expense will not be taken into account for purposes of determining any financial ratio or covenant contained in the Definitive Debt Documents. Permitted investments in Unrestricted Subsidiaries to be subject to the applicable Negative Covenants below.
II.	Types and Amounts of Facilities

	Term Loan Facility	A 6-year senior secured term loan facility in an aggregate principal amount equal to $350.0 million (the “Term Loan Facility”) (the loans thereunder, the “Term Loans”).

The full amount of the Term Loan Facility (other than any Incremental Term Loans (as defined below)) shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Exhibit A-2

Incremental Term Loans	The Borrower shall have the right to increase the size of the Term Loan Facility in a minimum amount of at least $5.0 million and in integral multiples of $1.0 million in excess thereof, and up to a maximum aggregate principal amount of (x) $65.0 million plus (y) an unlimited amount, provided that in the case of clause (y), immediately after giving pro forma effect to the incurrence of such amount (provided that, for the avoidance of doubt, the proceeds thereof shall not be netted from indebtedness for purposes of calculating the consolidated total leverage ratio (to be defined on a basis to be mutually agreed upon), as set forth below) (and after giving effect to any acquisition consummated in connection therewith and all customary pro forma events and adjustments), the consolidated total leverage ratio (to be defined on a basis to be mutually agreed) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered (or were required to have been delivered) shall not exceed the level that is 0.25x inside the consolidated total leverage ratio of the Borrower as of the Closing Date (such new commitments, “Incremental Term Loan Commitments” and such new loans, “Incremental Term Loans”), at any time after the earlier of the date on which a Successful Syndication (as defined in the Fee Letter) has occurred and 90 days after the Closing Date, from willing Lenders and/or eligible assignees, subject to certain requirements, including, (i) there shall be no default or event of default before, or after giving effect to, such Incremental Term Loan Commitments and the proposed Incremental Term Loans, (ii) the Incremental Term Loans shall have a maturity no earlier than the Term Loan Facility and shall have a weighted average life to maturity no shorter than the Term Loan Facility, (iii) the effective yield on such Incremental Term Loans shall be no greater than 0.50% per annum higher than the effective yield for the Term Loan Facility or, if such effective yield on such Incremental Term Loans exceeds the effective yield on the Term Loan Facility by more than 0.50% per annum, the effective yield on the existing Term Loan Facility shall automatically be increased to equal the effective yield on such Incremental Term Loans less 0.50% per annum (provided that the effective yield will be defined to include all applicable interest rate margin, LIBOR floor, upfront fees and original issue discount, with original issue discount being equated to interest based on an assumed four-year life to maturity), (iv) the representations and warranties shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) immediately prior to, and after giving effect to, the

Exhibit A-3

incurrence of such Incremental Facility (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), (v) the Incremental Term Loans shall share ratably in any voluntary and mandatory prepayments of the Term Loan Facility and in the security and guarantees of the Term Loan Facility and (vi) the terms of the Incremental Term Loan Commitments shall be otherwise reasonably satisfactory in all respects to the Administrative Agent.

The Administrative Agent shall be permitted to effect such amendments to the Definitive Debt Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement).

For purposes of this Commitment Letter, unless the context otherwise requires, Incremental Term Loans shall constitute “Term Loans” and shall be subject to the provisions of this Commitment Letter (including mandatory prepayment requirements) to the same extent as Term Loans.

The Borrower may seek commitments in respect of the Incremental Term Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender).

Final Maturity and Amortization	The Term Loan Facility will mature on the date that is six years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, with the balance payable on the sixth anniversary of the Closing Date. The first installment shall be due and payable on the last day of the first full fiscal quarter following the Closing Date.

Notwithstanding any of the foregoing, the Definitive Debt Documents shall provide the right for individual Lenders under the Term Loan Facility to agree to extend the maturity date of the outstanding Term Loans (which may include, among other things, an increase in the interest rate

Exhibit A-4

payable with respect to such extended Term Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed (any such loans that have been so extended, the “Extended Term Loans”); it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, further that it is understood that no existing Lender will have any obligation to commit to any such extension. The terms of the Extended Term Loans shall be substantially similar to the Term Loans except for interest rates, fees, amortization (so long as, prior to the final stated maturity of the Term Loans, the amortization of such Extended Term Loans does not exceed equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Extended Term Loans), final maturity date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended Term Loans prior to being applied to Extended Term Loans and certain other provisions to be agreed, provided that the Extended Term Loans shall not benefit from Guarantees or Collateral that do not also benefit the existing Term Loans, and further provided that other terms of the Extended Term Loans may differ from the Term Loans to the extent such differences do not apply until after the final stated maturity of the Term Loans.

The Administrative Agent and Borrower shall be permitted to effect such amendments to the Definitive Debt Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement), without the consent of each Lender, other than the Lenders agreeing to extend such Extended Term Loans.

Use of Proceeds	The proceeds of the Term Loans borrowed on the Closing Date will be used to finance, together with existing cash on hand of the Borrower and its subsidiaries (subject to reduction as provided in clause (ii) of the second paragraph of the Commitment Letter), the Acquisition and to pay fees and expenses in connection with the foregoing. The proceeds of Incremental Term Loans will be used to finance, in part, Permitted Acquisitions (as defined below), to refinance existing debt of the business acquired pursuant to such Permitted Acquisition and to pay fees and expenses in the connection with the foregoing.

Exhibit A-5

III.	Certain Payment Provisions

	Fees and Interest Rates	As set forth on Annex A-I hereto.

	Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the Term Loan Facility and optional reductions of the unutilized portion of the commitments under the Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) payments of an amount provided below under the caption “Soft Call on Term Loans”). Voluntary prepayments of the Term Loan Facility shall be applied to the remaining scheduled amortization payments as directed by the Borrower at the time of the respective payment (or, in the absence of such direction, in the direct order of maturity).

	Mandatory Prepayments	The following amounts will be applied to prepay the Term Loans:

•    100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Definitive Debt Documents) by the Borrower or any of its subsidiaries (with exceptions to be agreed upon);

•    100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries other than Unrestricted Subsidiaries (including (i) as a result of casualty or condemnation and (ii) any sale of the equity of any of the Borrower’s subsidiaries) (with certain exceptions and reinvestment rights to be agreed upon); and

•    50% of “excess cash flow” (to be defined on a basis to be mutually agreed upon) for each fiscal year of the Borrower (commencing with the fiscal year ending on or about December 31, 2015; provided that the first excess cash flow period shall be for the period commencing on the Closing Date and ending on or about December 31, 2015), with step-downs to 25% and 0% based on the achievement of certain leverage ratios to be mutually agreed upon so long as no default or event of default then exists; provided that any voluntary prepayment of Term Loans made during any fiscal year with internally generated funds shall be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis.

Exhibit A-6

All such mandatory prepayments shall be applied without premium or penalty (except (i) as permitted below under the caption “Soft Call on Term Loans” and (ii) for breakage costs, if any) and shall be applied in the following order: first, to the next eight scheduled installments of principal of the Term Loan Facility in direct order of maturity and thereafter pro rata to the remaining scheduled installments of principal of the Term Loan Facility.

Prepayments from foreign subsidiaries’ excess cash flow and asset sale proceeds will be subject to customary limitations under the Facilities Documentation to the extent the repatriation of funds to make such prepayments could reasonably be expected to result in material adverse tax consequences to the Borrower or its subsidiaries (including use of the Borrower’s net operating losses); provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such adverse tax consequences in order to make such prepayments.

Any Lender under Term Loan Facility may elect not to accept any mandatory prepayment (except in respect of a mandatory prepayment made with the net cash proceeds of indebtedness under a Refinancing Term Facility), in which case such declined amount may be retained by Borrower and shall increase the “Available Amount Basket” described below and may be used for purposes not prohibited in the Definitive Debt Documents, including voluntary prepayments.

Soft Call on Term Loans	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the six month anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).

Exhibit A-7

IV.	Collateral and Guarantees

	Collateral	Subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the Term Loan Facility and any interest rate hedging obligations of the Borrower owed to a Lender or its affiliates or to an entity that was a Lender or an affiliate of a Lender at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by the following of the Credit Parties: a perfected first priority security interest in substantially all of its tangible and intangible assets, including receivables, equipment, inventory, general intangibles, intellectual property, U.S. fee owned real property with a fair market value of $2.5 million or more, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note and which shall include, without limitation, intercompany notes in respect of intercompany indebtedness of Lattice Semiconductor Limited, a Bermuda company, owed to the Borrower) and all of the capital stock of each Credit Party (other than the Borrower) (but limited, in the case of the voting stock of a foreign subsidiary of a Credit Party that is a “controlled foreign corporation” within the meaning of Section 957 of the United States Tax Code of 1986, as amended, to 65% of all such voting stock to the extent that the pledge of a greater percentage would result in adverse tax consequences to the Borrower (as determined in good faith by the Borrower) (the items described above, but excluding certain assets to be mutually agreed upon, collectively, the “Collateral”). Notwithstanding anything herein to the contrary, the Collateral shall not (in any event) include: motor vehicles and other assets subject to certificates of title (except to the extent that the perfection thereof can be accomplished by the filing of a UCC-1 (or similar) financing statement); leasehold interests; fee owned real property with a fair market value of less than $2.5 million or held by a non-U.S. subsidiary; any assets to the extent a security interest in the asset could reasonably be expected to result in an adverse tax consequence; cash or cash equivalents (other than cash and cash equivalents representing proceeds of other “Collateral”), deposit or securities accounts and other assets requiring perfection solely through control agreements or perfection by “control” (other than promissory notes held by a Credit Party and certificated equity required to be pledged as set forth above); the capital stock of the Consortia Subsidiaries (but only for so long as such entities act primarily in customary agency, fiduciary and/or marketing related

Exhibit A-8

functions in respect of intellectual property consortia); and other assets to the extent the burden or cost associated with granting or perfecting a security interest therein would outweigh the benefit afforded thereby as determined by the Collateral Agent in writing.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Definitive Debt Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to exceptions to be mutually agreed).

	Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the Term Loan Facility and the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers. All Guarantees shall be guarantees of payment and performance, and not of collection.

Notwithstanding anything to the contrary, the Definitive Debt Documents shall include customary exclusions for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Credit Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements or granting a security interest on such obligations.

V.	Other Provisions

	Representations and Warranties	Limited to the following (to be applicable to the Borrower and its subsidiaries, other than Unrestricted Subsidiaries): organization, status and powers; due authorization, execution, delivery and enforceability of Definitive Debt Documents; no conflicts; financial statements, projections and other information; no material adverse effect; ownership of properties; intellectual property; capitalization, equity interests and subsidiaries; no material litigation; compliance with laws (including laws regulating the Borrower’s business and industry and other regulatory matters) and governmental approvals; organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; solvency; labor matters; employee benefit plans and ERISA; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the

Exhibit A-9

Collateral (subject to permitted liens); acquisition documents; and anti-terrorism laws, money laundering activities and dealing with embargoed persons (including without limitation, FCPA, Patriot Act, OFAC/AML and other anti-terrorism and export control laws); subject in the case of each of the foregoing representations and warranties, to exceptions and qualifications (including for materiality) to be agreed upon.

The representations and warranties will be required to be made in connection with each extension of credit (subject to the Certain Funds Provision, including the extension of credit on the Closing Date).

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the initial borrowings under the Term Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter and Exhibit B to the Commitment Letter.

Conditions Precedent to Subsequent Borrowings:	Following the Closing Date, each borrowing under the Term Loan Facility will be subject only to the following conditions precedent: (i) delivery of notice of borrowing; (ii) accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) and to the extent any representations and warranties expressly refer to an earlier date, such representations and warranties shall have been true and correct as of such earlier date); and (iii) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants	Limited to the following (to be applicable to the Borrower and its subsidiaries, other than Unrestricted Subsidiaries): delivery of financial statements, annual budget, reports, accountants’ letters, projections, officers’ certificates and other information; notices of default, litigation and other material events; existence; maintenance of business and properties; maintenance of insurance; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and records; access to properties and inspections; compliance with laws (including environmental laws and other regulatory matters); environmental reports; additional collateral and additional guarantors; security interests; inspection rights; further assurances, including as to security; information regarding Collateral; regulatory matters; annual lender meetings; and maintenance of ratings; subject, in the case of the foregoing covenants, to exceptions and qualifications to be agreed upon.

Exhibit A-10

In addition, the Definitive Debt Documents shall contain a covenant that to the extent (i) the Target is not a direct wholly-owned domestic subsidiary of the Borrower and a Guarantor on the Closing Date or (ii) the US assets of the Acquired Business have not been contributed directly to the Borrower on Closing Date, then the Borrower shall cause either (a) the Target to become a direct wholly-owned domestic subsidiary of the Borrower (which subsidiary shall be a Guarantor) or (b) the US assets of the Acquired Business to be contributed directly to the Borrower, in each case, within 10 business days following the Closing Date. A breach of the foregoing covenant shall constitute an automatic Event of Default under the Definitive Debt Documents.

Negative Covenants	Limited to the following (to be applicable to the Borrower and its subsidiaries, other than Unrestricted Subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; sale and leaseback transactions; investments (including acquisitions), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions and other fundamental changes; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; prepayments, redemptions and repurchases of certain other indebtedness; modifications of organizational documents, acquisition documents, certain debt instruments and certain other documents; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; limitations on accounting changes; changes in fiscal year and fiscal quarter; use of proceeds; no further negative pledges; and anti-terrorism laws, money-laundering activities and dealing with embargoed persons.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be agreed upon, including an available basket amount (the “Available Amount Basket”) that will consist of, without duplication, (a) retained excess cash flow, plus (b) the net cash proceeds of equity issuances and capital contributions (other than disqualified capital stock), plus (c) the net cash proceeds of sales of investments made with the Available Amount Basket up to a maximum of the amount of such original investment, plus (d) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made with the Available

Exhibit A-11

Amount Basket up to a maximum of the amount of such original investment, plus (e) declined or waived prepayments of any Term Loans plus (f) an agreed upon initial dollar amount. Subject to terms and conditions to be agreed, the Available Basket Amount may be used for investments, restricted payments, the prepayment or redemption of junior lien, subordinated, or unsecured debt and certain permitted non-guarantor expenditures to be agreed; provided, that (i) no default or event of default under the Definitive Debt Documents shall exist or immediately result therefrom, (ii) in the case of restricted payments and the prepayment or redemption of junior lien, subordinated or unsecured debt, subject to a pro forma total leverage ratio to be agreed, (iii) in the case of investments, restricted payments and the prepayment or redemption of junior lien, subordinated or unsecured debt, subject to a minimum liquidity test of at least $10.0 million and (iv) delivery of an officer’s certificate to the Administrative Agent certifying as to compliance the foregoing.

In addition, the Borrower or any subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) no default or event of default shall have occurred and exist after giving pro forma effect to such acquisition and the incurrence or assumption of indebtedness in connection therewith, (b) the consolidated total leverage ratio of the Borrower and its consolidated subsidiaries, on a pro forma basis after giving effect to the consummation of such acquisition, would not exceed the level that is 0.25x inside the consolidated total leverage ratio of the Borrower as of the Closing Date, (c) the acquired entity or assets are in the same or reasonably related line of business conducted by the Borrower and its subsidiaries on the Closing Date, (d) all actions required to be taken with respect to the providing of guarantees and security interests will be taken within a to-be-determined period of time following the consummation of such acquisition (it being understood and agreed that Permitted Acquisitions with respect to entities or assets organized or located outside of the United States will be limited to an amount to be agreed upon), (e) such Permitted Acquisition is not in connection with a “hostile takeover” or proxy fight or similar transaction, (f) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws, (g) with respect to acquisitions that exceed a to-be determined threshold, the Borrower shall have delivered to the Administrative Agent at least 5 business days prior to the closing of the acquisition, (i) delivery of a description of the proposed acquisition and for any acquisition in excess of a to-be-determined amount a due diligence package

Exhibit A-12

(including quality of earnings reports, environmental reports and similar third party reports (to the extent available)), (ii) any executed term sheets and/or letters of intent and copies of executed acquisition purchase documentation, and, at the request of the Administrative Agent, such other information and documents available to the Borrower that the Administrative Agent may reasonably request with respect to such acquisition, and (iii) an officer certificate certifying that all the requirements set forth in clauses (a) through and including (f) have been satisfied or will be satisfied prior to the consummation of such purchase or other acquisition.

Refinancing Facilities	The Definitive Debt Documents will permit the Borrower to refinance in whole or in part on a dollar-for-dollar basis the Term Loans with new term credit facilities (each a “Refinancing Term Facility”) under the Definitive Debt Documents with the consent of the Borrower and the Administrative Agent; provided that (i) no Term Refinancing Facility (a) shall mature prior to the final maturity date of the Term Loans being refinanced (or, in the case of a Refinancing Term Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 180 days after the longest then-applicable maturity date of then-outstanding Term Loans), and (b) shall have a shorter weighted average life to maturity of the Term Loans being refinanced (or, in the case of a Refinancing Term Facility that is secured on a junior basis, or that is unsecured, shorter than the date which is 180 days after the maturity date of then outstanding Term Loans), (ii) any secured Refinancing Term Facility: (1) shall be subject to an intercreditor agreement and other reasonably customary documentation on terms reasonably acceptable to the Administrative Agent, (2) shall not be secured by any assets that do not also constitute Collateral for the Term Loan Facility and (3) may not be secured pursuant to security documentation that is more restrictive to the Borrower than the Definitive Debt Documents; (iii) there are no direct or indirect obligors or guarantors in respect of the Refinancing Term Facility that are not a Credit Party, (iv) the principal amount of the Refinancing Term Facility does not exceed the principal amount of the Term Loans being refinanced (together with accrued and unpaid interest thereon, any prepayment premiums applicable thereto and reasonable fees and expenses incurred in connection therewith), (v) the proceeds of any Refinancing Term Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata repayment of the outstanding Term Loans being so refinanced, (vi) the other terms and conditions of the Refinancing Term Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical

Exhibit A-13

to, or less favorable to, investors providing the Refinancing Term Facility than those applicable to the Term Loans being refinanced (except for covenants or other terms applicable only to periods after the latest final maturity date of the Term Loans (or, in the case of a Refinancing Term Facility that is secured on a junior basis, or that is unsecured, no earlier than the date which is 180 days after the latest maturity date) existing at the time of such refinancing), in each case as certified by the chief financial officer of the Borrower in good faith prior to such incurrence or issuance, (vii) any entity that is an Unrestricted Subsidiary shall be an unrestricted subsidiary under the terms of any Refinancing Term Facility and (viii) the definitive documentation for such Refinancing Term Facility shall contain other customary terms to be mutually agreed.

Financial Covenants	None.

Events of Default	Limited to the following (to be applicable to the Borrower and its subsidiaries, other than Unrestricted Subsidiaries): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be mutually agreed upon; inaccuracy of representations and warranties in any material respect (or in any respect if qualified by materiality); violation of covenants (subject, in the case of certain affirmative covenants, to grace periods to be mutually agreed upon); cross-default and cross-acceleration to indebtedness in excess of an aggregate threshold to be mutually agreed upon; bankruptcy and insolvency events; material judgments; certain ERISA events; actual or asserted invalidity or impairment of guarantees, security documents or any other Definitive Debt Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Definitive Debt Documents); and a “change of control” (to be defined in a manner to be mutually agreed upon); subject to threshold, notice and other grace period provisions to be agreed upon.

Voting	Amendments and waivers with respect to the Definitive Debt Documents will require the approval of Lenders holding not less than a majority of the aggregate outstanding principal amount of the Term Loans (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity or any scheduled interim amortization of any Term Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases

Exhibit A-14

in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Definitive Debt Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales) or (c) assignments by any Credit Party of its rights or obligations under the Term Loan Facility.

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Definitive Debt Documents)), to the consent of (i) the Administrative Agent and (ii) so long as no payment or bankruptcy event of default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and such consent deemed to be given if the Borrower has not objected within 5 business days of a request for such consent); provided that the Term Loan Facility shall not be participated or assigned to any natural person. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans. Assignments will be made by novation. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations to be mutually agreed upon, and will be subject to customary limitations on voting rights (as mutually agreed).

Pledges of Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Term Loan Facility only upon request.

The Definitive Debt Documents shall contain customary provisions (as mutually agreed upon) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Exhibit A-15

In addition, the Definitive Debt Documents shall provide that the Term Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term Loans acquired by the Borrower shall be retired and cancelled immediately upon acquisition thereof, (ii) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of the Borrower or any of its subsidiaries at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign the Term Loans, (iii) the Term Loans may not be purchased with the proceeds of loans under any revolving credit facility, (iv) no default or event of default shall exist or result therefrom, (v) the Borrower shall have liquidity not less than an amount to be agreed and (vi) any such Term Loans acquired by the Borrower shall not be deemed a repayment of the Term Loans for purposes of calculating excess cash flow (except to the extent of the actual cash amount used for such purchases) or otherwise deemed to increase consolidated EBITDA.

Defaulting Lenders	The Definitive Debt Documents shall contain customary provisions (as mutually agreed) relating to “defaulting” Lenders, including provisions relating to the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Term Loans of such Lenders.

Cost and Yield Protection	Each holder of Term Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, certain taxes to be mutually agreed upon, changes in capital or liquidity requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Lead Arrangers to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Exhibit A-16

Expenses	The Borrower shall pay (i) all reasonable documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Lead Arrangers associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Definitive Debt Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of external counsel and consultants) and (ii) all documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Lead Arrangers, any other agent appointed in respect of the Term Loan Facility and the Lenders (including the fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or protection and preservation of rights under, the Definitive Debt Documents.

Indemnification	The Definitive Debt Documents will contain customary indemnities (as reasonably determined by the Lead Arrangers) for (i) the Lead Arrangers, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

Counsel to the Lead Arrangers, the Collateral Agent and the Administrative Agent	Proskauer Rose LLP.

*    *    *

Exhibit A-17

ANNEX A-I TO EXHIBIT A

TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) Adjusted LIBOR plus the Applicable Margin.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means (i) 3.00%, in the case of Base Rate Loans and (ii) 4.00%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) 2.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) 1.00%.

Interest Payment Dates	With respect to Term Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

With respect to Term Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Annex A-I-1

Default Rate	At any time during an event of default under the Term Loan Facility, outstanding Term Loans and other amounts payable under the Term Loan Facility shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

*    *    *

Annex A-I-2

EXHIBIT B TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Term Loan Facility and the making of the initial loans thereunder are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter and those summarized below. For purposes of this Exhibit B, references to “we”, “us” or “our” means Jefferies Finance, HSBC and their affiliates.

GENERAL CONDITIONS

1.    Minimum Cash; Definitive Debt Documents.  The Borrower and its subsidiaries shall have at least $225.0 million of unrestricted cash on hand (subject to reduction as, and to the extent, provided in clause (ii) of the second paragraph of the Commitment Letter), and such cash, together with the proceeds on the Closing Date from the Debt Financing, shall be sufficient to pay the Purchase Price and all related fees, commissions and expenses. The Definitive Debt Documents shall be prepared by our counsel, shall be substantially consistent with the Commitment Letter and Exhibit A and this Exhibit B, shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent and shall otherwise be in form and substance reasonably satisfactory to us; provided that this sentence is subject to the Certain Funds Provisions. The Collateral Agent, for the benefit of the Lenders under the Term Loan Facility, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” in form and substance reasonably satisfactory to the Lead Arrangers; provided that this condition is subject to the Certain Funds Provisions.

2.    Transactions.  The Transactions (including the Acquisition) shall have been consummated or will be consummated concurrently with or immediately following the borrowing of the Term Loans. The executed Agreement and Plan of Merger, dated January 26, 2015, among Lattice Semiconductor Corporation, MergerCo and the Target (as amended in accordance with the terms of this Commitment Letter and together with the annexes, schedules, exhibits and attachments thereto, the “Merger Agreement”) shall not have been amended, modified or waived in any manner adverse to the Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (1) any decrease in the consideration paid pursuant to the Merger Agreement by 15% or more shall be deemed to be adverse to the interest of the Lenders and the Lead Arrangers, (2) any increase in the consideration paid pursuant to the Merger Agreement shall not be deemed adverse to the interest of the Lenders and the Lead Arrangers so long as such increase is funded solely with an increase in the Equity Financing, (3) any change to the definitions of “Company Material Adverse Effect” or any similar definition shall be deemed to be adverse to the interests of the Lenders and the Lead Arrangers, and (4) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Lead Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Merger Agreement shall be deemed to be adverse to the interest of the Lenders and the Lead Arrangers).

3.    Existing Debt.  After giving effect to the Transactions, the Company shall have outstanding no material indebtedness for borrowed money or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing and (ii) such other limited indebtedness as may be reasonably agreed to by us.

Exhibit B-1

4.    Financial Information; Financial Performance.  We shall have received (A) audited consolidated balance sheets (or statements of financial position) and related statements of income (or statements of comprehensive income) and cash flows of each of the Borrower and the Acquired Business for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets (or statements of financial position) and related statements of income (or statements of comprehensive income) and cash flows of each of the Borrower and Acquired Business for each subsequent interim quarterly period (other than the fourth quarter) ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) and (D) reasonably satisfactory projections (including the assumptions on which such projections are based) for the Company for fiscal years 2015 through and including 2021 (it being agreed that the Projections provided to Jefferies Finance on January 21, 2015 at 11:15 p.m., New York City time, are reasonably satisfactory to the Lead Arrangers); provided that each such pro forma financial statement shall be prepared in good faith by the Borrower.

5.    Information; Marketing Period.  (A) The Lead Arrangers shall have received the information required to be delivered under paragraph 4 above, and (B) the Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date) following receipt of the Confidential Information Memorandum; provided that July 1 to July 3, 2015 shall not be considered business days for purposes of the Marketing Period.

6.    Fees and Expenses.  All costs, fees, expenses (including reasonable and documented out-of-pocket legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates, shall have been paid to the extent due.

7.    Customary Closing Documents.  Subject to the Certain Funds Provisions, the Lead Arrangers shall have received customary lien, litigation and tax searches, title insurance, certificates of insurance and customary legal opinions, corporate records and documents from public officials and officers’ certificates , a customary borrowing notice and other customary deliverables, and the foregoing should be deemed reasonably satisfactory to us. You shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) a certificate from the chief financial officer of the Borrower in in the form attached as Exhibit C hereto certifying that the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions are solvent.

8.    Specified Representations and Specified Merger Agreement Representations.  The Specified Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects (provided, that any such representation that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) and to the extent such representations expressly refer to an earlier date, such representations shall have been true and correct as of such earlier date).

Exhibit B-2

EXHIBIT C TO COMMITMENT LETTER

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, the Chief Financial Officer of Lattice Semiconductor Corporation, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1.    This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [    ] of the Credit Agreement, dated as of [                ], 2015, among the Borrower, the other Credit Parties party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and Jefferies Finance LLC, as administrative agent (the “Administrative Agent”) (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.    On and as of the date hereof and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith on the date hereof, it is my opinion that (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts; (ii) the sum of the present fair salable value of the assets of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts, (iii) the Borrower and its Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, and do not believe they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their businesses as contemplated as of the date hereof.

3.    For purposes of this Certificate, the terms below shall have the following definitions:

(a)  “debt” means any liability on a claim.

(b)  “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.    For purposes of this Certificate, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first written above.

LATTICE SEMICONDUCTOR CORPORATION

By:
Name:
Title:

Exhibit C-2